UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):  January 22, 2008
SUPERIOR OFFSHORE INTERNATIONAL, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-33412	72-1264943
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)
717 Texas Avenue, Suite 3150
Houston, Texas 77002
(Address of principal executive offices, including zip code)
(713) 910-1875
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01 Completion of Acquisition or Disposition of Assets.
     On January 22, 2007, Superior Offshore International, Inc. (the “Company”) completed its previously announced sale of the Superior Achiever, a DP-III deepwater construction and dive support vessel that is under construction and is expected to be delivered in late 2008, to Hornbeck Offshore Services LLC (“Hornbeck”). The Company received cash proceeds of approximately $70.0 million, representing its approximate investment to date in the vessel. The Company will use (i) $56.2 million of the proceeds to repay its term loan obligation to Fortis Capital Corp., which includes $55.0 million of principal and $1.2 million of accrued interest and prepayment fees, (ii) $2.6 million to settle an interest rate swap related to the term loan, (iii) $0.9 million for charter hire payments due to Hornbeck for a separate vessel and (iv) $0.5 million for certain transaction expenses. The remaining $9.4 million of proceeds will be used to repay borrowings under the Company’s senior secured credit facility with JPMorgan Chase Bank. After the application of the proceeds, the Company will have no outstanding term debt and approximately $15 million outstanding under its senior secured credit facility.
     In addition, in connection with the Asset Purchase Agreement between the Company and Hornbeck with respect to the sale of the Superior Achiever (the “Agreement”), the parties have entered into a five-year time charter for the Superior Achiever or, under certain circumstances, the HOS Iron Horse. The charter agreement for the Superior Achiever provides for charter hire of $100,000 per day beginning on October 1, 2008. The Company will have the option to terminate the charter by giving 90 days’ advance notice and paying a termination fee prior to the end of each six-month period within the term. The charter hire payments include captain and crewing of the vessel. If Hornbeck obtains a term charter for the Superior Achiever prior to the Company obtaining an acceptable agreement with one of its customers for the use of the vessel, Hornbeck may substitute the HOS Iron Horse, which is presently under construction and is expected to be delivered in late 2009, subject to the identical terms of the charter with such changes as are necessary to reflect the later delivery of the vessel.
     This report contains only a summary of certain provisions of the Agreement, which is filed as Exhibit 10.1 to this report. The summary does not purport to be a complete summary of the Agreement and is qualified in its entirety by reference to the Agreement, which is filed as an exhibit hereto. The representations, warranties and covenants contained in the Agreement were made only for purposes of that agreement and as of specific dates, were solely for the benefit of the parties to that agreement, and may be subject to limitations agreed by the contracting parties, including being qualified by disclosures exchanged between the parties in connection with the execution of the agreement. The representations and warranties may have been made for the purposes of allocating contractual risk between the parties to the Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Accordingly, they should not be relied upon by investors as statements of factual information.
Forward Looking Statements
     Certain statements contained in this report are forward-looking statements. All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements. Forward-looking statements include statements concerning the expected use of proceeds from the transaction, the expected terms of any charter of the HOS Iron Horse or a comparable vessel and the expected completion and delivery of the Superior Achiever or the HOS Iron Horse. For a further discussion of risks facing the Company, please read the factors described under the caption “Risk Factors” in the Company’s Prospectus, dated April 19, 2007 and filed with the SEC on April 20, 2007, and the Company’s other filings with the SEC.
Item 9.01 Financial Statements and Exhibits.
     (d) Exhibits.
     The following exhibit is filed herewith:
10.1	Asset Purchase Agreement dated as of January 8, 2008 by and among Hornbeck Offshore Services LLC, as Buyer, and Superior Offshore International, Inc., as Seller (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K dated January 8, 2008).

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUPERIOR OFFSHORE INTERNATIONAL, INC.
Dated: January 22, 2008	By:	/s/ Roger D. Burks
Roger D. Burks
Executive Vice President, Chief Financial and Administrative Officer

EXHIBIT INDEX

Exhibit
Number	Description
10.1	Asset Purchase Agreement dated as of January 8, 2008 by and among Hornbeck Offshore Services LLC, as Buyer, and Superior Offshore International, Inc., as Seller (incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K dated January 8, 2008).